EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 29, 2003 relating to the financial statements and financial statement schedules of Roxio, Inc., which appears in Roxio’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/    PricewaterhouseCoopers LLP

San Jose, California

November 14, 2003